Prudential Asset Resources, Inc.

Prudential Mortgage Capital Company

2100 Ross Avenue, Suite 2500 Dallas, TX 75201

Tel 877-937-4500

Wells Fargo Bank, National Association
Commercial Mortgage Servicing
MAC D1086

550 South Tryon Street, 14th Floor
Charlotte, North Carolina 28202
Attention: Asset Manager

RE:	COMM 2013-CCRE13 Period: January 1, 2016 to December 31, 2016 (the "Reporting Period")

Annual Compliance Statement

I, Timothy E. Steward, in my capacity as President and Managing Director of Prudential Asset Resources, Inc. (the "Company") hereby certify with regard to the Company's role as Primary Servicer under the Primary Servicing Agreement, (the "Agreement") dated as of December 1, 2013 pertaining to the above-referenced certificates, that:

(i)	a review of the activities of the Company under the Agreement during the period noted above, and of the performance of the Company under the Agreement during the reporting period has been made under my supervision, and

(ii)	to the best of my knowledge, based on such review, the Company has fulfilled all its obligations under the Agreement throughout the reporting period.

Effective as of 2/22/2017

/s/ Timothy E. Steward

Timothy E. Steward

President and Managing Director
Prudential Asset Resources, Inc.